Exhibit 10.3

EXECUTION VERSION

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This TRANSITIONAL TRADEMARK LICENSE AGREEMENT (“Agreement”) is effective as of February 18, 2014 by and between DEL MONTE FOODS, INC. (formerly known as Del Monte Foods Consumer Products, Inc.), a Delaware corporation (“Licensor”) and DEL MONTE CORPORATION, a Delaware corporation (“Licensee”, and together with Licensor, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, pursuant to that certain Purchase Agreement (the “Purchase Agreement” – capitalized terms used but not defined herein shall have the meaning therein) dated October 9, 2013 among Licensee, Del Monte Foods Consumer Products, Inc., a Delaware corporation (the “Acquiror”) and, solely for purposes of Section 11.20 therein, Del Monte Pacific Limited, a corporation established under the laws of the British Virgin Islands, the Acquiror purchased all of the issued and outstanding equity interests of the Transferred Entities and certain assets of the Company Related to the Business.

WHEREAS, in connection with the Purchase Agreement, on the Closing Date, Licensee will transfer to Licensor all of its entire right, title and interest in the trademarks and tradenames listed on Schedule A hereto, along with applicable registrations and applications for any of the foregoing, all common law rights related thereto, and all goodwill associated therewith (the “Licensed Marks”).

WHEREAS, the Licensee wishes to obtain a license to use the Licensed Marks for a transitional period after the Closing, and the Licensor is willing to grant such a license.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration set forth in the Purchase Agreement and subject to the terms and conditions set forth herein, Licensor and Licensee hereby agree as follows:

AGREEMENT

1. LICENSE

1.1 Grant. Subject to the terms of this Agreement, Licensor hereby grants to Licensee and its Affiliates, effective as of the Closing Date, a non-exclusive, non-sublicensable (except as set forth in Section 1.2 herein), non-assignable (except as set forth in Section 3.1 herein), worldwide, royalty-free, fully paid up license to use the Licensed Marks as Trademarks in connection with the operation, advertisement, marketing and promotion of Licensee’s businesses in a manner consistent with Licensee’s and its Affiliates’ use of the Licensed Marks prior to the Closing Date, solely for the time periods below. Licensee and its Affiliates acknowledge that the license in this Section 1.1 is transitional in nature, and that Licensee and its Affiliates shall use commercially reasonable efforts to transition away from substantially all uses of the Licensed Marks promptly.

(a) Licensee must file (or cause to be filed) to change all of its and its Affiliates’ corporate names, trade names, d/b/a names and similar names to names that do not contain any Licensed Marks, within thirty (30) days after the Closing Date, and promptly and diligently prosecute all such changes;

(b) Licensee must remove (or cause to be removed) all uses of Licensed Marks as Trademarks from all of its and its Affiliates’ websites and electronic media (excluding electronic versions of printed brochures, catalogues, operation and instruction manuals and datasheets that are made available for download) that are visible to third parties and under Licensee’s or its Affiliates’ possession or control within one-hundred-eighty (180) days after the Closing Date;

(c) Licensee must remove (or cause to be removed) all Licensed Marks from any of its or its Affiliates’ heavy machinery, tools, equipment, and substantially permanent building signage (including etched glass, engraved marble, and the like) (i) that are visible to third parties, within one (1) year from the Closing Date or (ii) that are not visible to third parties, when such items are replaced in the ordinary course of business;

(d) Licensee must discontinue (or cause to be discontinued) the use of all of its or its Affiliates’ molds, tools and dyes that imprint or stamp any Licensed Marks into products visible to third parties within one (1) year from the Closing Date; and

(e) Licensee and its Affiliates must cease all other uses of the Licensed Marks within one (1) year after the Closing Date, or as mutually agreed by the Parties, provided, however, that Licensee may continue to distribute and sell in the ordinary course of business inventory and product bearing the “Del Monte Pet Products” tradename for a period of up to twenty-four (24) months after the Closing Date so long as such inventory and products were packed within one (1) year of the Closing Date.

1.2 Sublicensing. Licensee and its Affiliates may sublicense the license in Section 1.1 without Licensor’s consent, solely to advertisers, distributors, vendors, dealers, suppliers, co-packers and other Persons for use in connection with the operation of Licensee’s and its Affiliates’ businesses, but not for such Persons’ independent use. Licensee and its Affiliates shall terminate such authorization or permission granted according to the deadlines set forth in Section 1.1. Licensee shall be liable to Licensor for any act or omission by a sublicensee that would constitute a breach hereof if committed by Licensee.

1.3 Website Disclaimer. Licensor, Licensee and each of their Affiliates shall display on their respective websites a mutually-agreed upon disclaimer as to their lack of affiliation with each other for six (6) months after the Closing Date.

1.4 Fair Use. Notwithstanding anything in this Agreement to the contrary, Licensee and its Affiliates may use the Licensed Marks at all times after the Closing Date (i) in a neutral, non-trademark manner to describe the history of their businesses; (ii) on any legal documents, business correspondence and similar items that are not consumer-facing or (iii) as required or permitted by applicable Law.

1.5 Consideration. The Parties agree that the consideration for the license in Section 1.1 is a portion of the consideration set forth in the Purchase Agreement, and that no further royalties are therefore due under this Agreement.

2. OWNERSHIP / QUALITY CONTROL.

2.1 Reservation of Rights. All rights in the Licensed Marks not expressly granted to Licensee and its Affiliates herein are reserved to Licensor. As between the Parties, Licensor owns all right, title and interest in the Licensed Marks, and Licensee shall not contest or challenge Licensor’s rights therein. All use of the Licensed Marks by Licensee and its Affiliates shall inure to the benefit of Licensor.

2.2 Quality Standards. Licensee agrees to use the same quality standards that Licensee used prior to the Closing Date, use the Licensed Marks in compliance with all applicable Laws, and agrees to use all notices and legends with the Licensed Marks as required by applicable Law or as reasonably requested by Licensor.

3. MISCELLANEOUS.

3.1 Assignment. Licensor may assign this Agreement to any Person who acquires the Licensed Marks. Licensee may assign this Agreement to any Person who acquires Licensee or its Affiliates or any Person who acquires a business being licensed herein. Further, each Party may assume this Agreement in bankruptcy. All other assignments of this Agreement by a Party require the prior written consent of the non-assigning Party, which will not be unreasonably withheld. Any purported transaction in violation of this Section 3.1 shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

3.2 Purchase Agreement Provisions. The provisions of Sections 11.5 (Severability), 11.6 (Entire Agreement), 11.8 (No Third-Party Beneficiaries), 11.9 (Amendment), 11.11 (Specific Performance), 11.12 (Governing Law), 11.14 (Rules of Construction), 11.15 (Counterparts) and 11.16 (Waiver of Jury Trial) of the Purchase Agreement are incorporated by reference into this Agreement, mutatis mutandis. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, this Agreement shall govern.

3.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or by email to the respective parties at the following addresses (or at such other address for a party as shall be specified to the other party in a notice given in accordance with this Section 3.3):

(i)	if to Licensee, to:

Del Monte Corporation

One Maritime Plaza

San Francisco, CA 94111

Attention:   General Counsel

Telephone:  (415) 247-3567

Facsimile:   (415) 247-3263

Email:         Tim.Ernst@delmonte.com

(ii) if to the Licensor, to:

Del Monte Foods, Inc.

One Maritime Plaza

Suite 2500

San Francisco, CA 94111

Attention: Chief Executive Officer

with copies to:

Del Monte Pacific Limited

10/F, JY Campos Centre

9th Avenue cor. 30th Street

Bonifacio Global City

Taguig City 1634

Philippines

Attention:    Managing Director and Chief Executive Officer

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention:     Jay A. Neveloff

                     Peter G. Smith

Telephone:   (212) 715-9100

Facsimile:    (212) 715-8000

Email:          jneveloff@kramerlevin.com

                    psmith@kramerlevin.com

3.4. Infringement. Licensee shall notify Licensor promptly upon actual knowledge of: (a) any unauthorized use of a Licensed Mark by any Person; or (b) any allegations that use of a Licensed Mark by Licensee, its Affiliates, or any Person authorized thereby infringes or otherwise violates the rights of any Person.

3.5 Termination. The license granted under this Agreement shall be deemed automatically terminated with respect to each manner of use of the Licensed Marks upon the last day of the time period corresponding to such use as set forth herein. Additionally, this Agreement may be terminated by Licensor upon notice to Licensee if there shall occur a material breach of this Agreement by Licensee, its Affiliates, or any Person authorized thereby.

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IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed as of the day and year first above written.

DEL MONTE FOODS, INC.

By:	/s/ Joselito D. Campos, Jr.
Name:	Joselito D. Campos, Jr.
Title:	President

DEL MONTE CORPORATION

By:	/s/ Timothy S. Ernst
Name:	Timothy S. Ernst
Title:	Vice President, General Counsel and
Secretary

[Signature Page to Transitional Trademark License]

Schedule A

Licensed Marks

See attached.